Exhibit 99.1

Altitude International Secures Rights to Ozone Purification Patent for its Atmospheric Water Generators

PR Newswire

PORT ST. LUCIE, Fla., July 26, 2021

PORT ST. LUCIE, Fla., July 26, 2021 /PRNewswire/ — Altitude International Holdings Inc (OTCQB: “ALTD”) has announced that DMPG, LLC has assigned the patent rights in USP #7272947 to ALTD through a Share Exchange Agreement executed earlier this month. The Trident Water Company, a wholly owned subsidiary of ALTD, had previously been manufacturing its Atmospheric Water Generators under a Licensing Agreement with DMPG, LCC.

The patent’s abstract states, “A water producing system adapted to condense water from the air and collected in a storage tank where the water is purified and bacteria is killed. One form of killing the bacteria is utilizing an ozone injection system with a filter system to remove the ozone before the water is dispensed.”

Ozone purification has proven to be the most effective FDA approved process for eradicating toxins and contaminants that are found in water and is the EPA’s preferred method for water purification. Ozone, also known as O3, is an incredibly powerful oxidant that inactivates pesticides, fungus, organic materials, and viruses far more effectively than chlorine.

“We believe it is critical for ALTD to own the rights to this invaluable patent rather than be a licensee so that we can vigilantly protect our intellectual property,” said Greg Breunich, ALTD and Trident CEO. “As we continue to exponentially grow Trident’s sales through our rapidly expanding work with Russkap Holdings and the US Department of Defense, as well as through some extraordinary new projects we are about to undertake, we determined that we must have these intellectual rights in-house and took the action needed to get it done.”

Ed Russo, Russkap CEO added “A good part of the reason we originally chose Trident to manufacture the AWGs for our military contracts was based on their ozone purification system and we are thrilled that they now own this unrivaled technology. As new orders continue to pour in from the Army, Navy, and Marines, Greg Breunich and I are in total agreement that it is best to leave nothing to chance.”

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in United States Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether resulting from new information future events or otherwise.